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                                                                   EXHIBIT 10.12

                 [LETTERHEAD OF AMERICAN APPRAISAL ASSOCIATES]


                                                              September 16, 1997


Board of Directors
Choice Hotels International, Inc.
10750 Columbia Pike
Silver Spring, Maryland 20901


This letter is furnished by American Appraisal Associates, Inc. ("AAA") at the request of the Board of Directors of Choice Hotels International, Inc., a Delaware corporation, ("CHI"), as further described below.

We understand that CHI is considering a plan to divide its present operations (the "Reorganization"). After the Reorganization, Choice Hotel Franchising, Inc., a Delaware corporation and currently a wholly-owned subsidiary of CHI ("CHF") and its subsidiaries will conduct CHI's hotel franchising operations pursuant to which CHI licenses hotel operators to use CHI's hotel brand names:
Comfort, Clarion, Sleep, Quality, Rodeway and Econo Lodge and CHI's European hotel operations, pursuant to which CHF will own and operate hotels in Europe under the Choice hotel brands. As part of the Reorganization we understand that CHI will retain its hotel ownership and operation in the United States. We understand that Choice will change its corporate name from Choice Hotels International, Inc. to Sunburst Hospitality Corporation ("Sunburst") and CHF will take the name Choice Hotels International, Inc. (CHI as it shall be constituted after the Reorganization and the Dividend, as defined herein, is referred to as Sunburst).

We also understand that as part of the Reorganization, CHF and Sunburst will each obtain credit facilities from Chase Manhattan Bank ("Chase"), as follows:
(a) CHF will obtain a $300 million five year facility comprised of (i) a $150 million senior term loan facility and (b) a $150 million senior revolving credit facility; and (b) Sunburst will obtain a three year $80 million senior revolving credit facility (the "Sunburst Revolver"). In addition, CHF will provide Sunburst with a $115 million loan pursuant to subordinated term note with a term of five years (the "Franchising Loan") due in 1999 which is assumed refinanced by a high-yield debt offering by Sunburst.

The contemplated Reorganization will be effected through the payment of a special dividend consisting of the distribution to holders of CHI common stock, on a share-for-share basis, of all of the outstanding common stock of CHF (the "Dividend"). The Dividend is conditioned upon, among other things: approval by the CHI stockholders, and receipt of a favorable tax ruling from the IRS that the Dividend will be tax-free and declaration of the Dividend by the CHI Board of Directors.

The Reorganization, the Dividend and the transactions contemplated thereby, any changes in CHI's, CHF's, or Sunburst's assets and liabilities as a result of the Reorganization, the Dividend, the

                            We value your business.
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American Appraisal Associates


Choice Hotels International, Inc.                            September 16, 1997


refinancing of any interim or bridge financing, any refinancing or repayment of existing indebtedness of CHI, any guaranties made in connection with any refinancing or financing and the payment of related fees and expenses are collectively referred to as the "Transaction."

You have requested our opinion (the "Opinion"), as to whether, assuming the Transaction has been consummated substantially as proposed, and giving effect to, the consummation of the Transaction:

        (a) The fair value of the aggregate assets of CHI, before consummation of the Transaction and of CHF and Sunburst, after consummation of the Transaction, will exceed their respective total liabilities (including, without limitation, subordinated, unmatured, unliquidated, disputed and contingent liabilities);

        (b) The present fair saleable value of the aggregate assets of CHI, before consummation of the Transaction, and of CHF and Sunburst, after consummation of the Transaction, will be greater than their respective probable liabilities on their debts as such debts become absolute and matured;

        (c) CHF and Sunburst, after consummation of the Transaction, will be able to pay their respective debts and other liabilities, including contingent liabilities and other commitments, as they mature; and

        (d) CHF and Sunburst, after consummation of the Transaction, will not have unreasonably small capital for the business in which they are engaged, as managements of CHI and CHF have indicated such businesses are now conducted and as managements of CHF and Sunburst have indicated that their businesses are proposed to be conducted following the consummation of the Transaction.

        (e) The excess of the value of the aggregate assets of CHI, before consummation of the Transaction, over the total identified liabilities, including contingent liabilities, of CHI is equal to or exceeds the value of the distribution to stockholders plus the stated capital of CHI.

In rendering our Opinion, we have valued the aggregate assets of CHI, before consummation of the Transaction, and of each of CHF and Sunburst, after consummation of, and giving effect to, the Transaction each on a consolidated basis and as a going concern. The valuation included the aggregate assets of CHI's business enterprise (total invested capital excluding cash and equivalents) represented by the total net working capital, tangible plant property and equipment, and intangible assets of the business enterprise before consummation of, and giving effect to, the Transaction, and that of CHF and Sunburst after consummation of, and giving effect to, this Transaction, each on a consolidated basis. We believe that this is a reasonable basis to value each of CHI, before, and CHF

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American Appraisal Associates

Choice Hotels International, Inc.                             September 16, 1997

and Sunburst, after, consummation of, and giving effect to the Transaction, on a consolidated basis, and nothing has come to our attention that causes us to believe that each of CHF and Sunburst on a consolidated basis, after giving effect to the Transaction, is not a going concern. For purposes of the Opinion, the following terms will have the meanings set forth below:

        (1)   "Fair value" means the amount at which the aggregate assets would
              ------------
              change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both;

        (2)   "Present fair saleable value" means the amount that may be
              -----------------------------
              realized if the aggregate assets are sold with reasonable promptness in an arms-length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise;

        (3)   "Contingent liabilities" of CHI before, and CHF and Sunburst,
              ------------------------
              after, means the maximum estimated amount of contingent liabilities, which contingent liabilities have been identified to us by responsible officers and employees of CHI and CHF, their respective accountants and financial advisors, and such other experts as we deemed necessary to consult, and valued by AAA after consultation with responsible officers and employees of CHI and CHF and/or such industry, economic and other experts as we deemed necessary to consult (the valuation of contingent liabilities to be computed in light of all the facts and circumstances existing at the time of such valuation as the maximum amount that can reasonably be expected to become an actual or matured liability), which contingent liabilities may not meet the criteria for accrual under Statement of Financial Accounting Standards No. 5 and therefore may not be recorded as liabilities under GAAP;

        (4)   "Able to pay its debts as they mature" means that assuming the
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              Transaction has been consummated as proposed (and taking into consideration additional borrowing capacity under CHF's and Sunburst's borrowing facilities) during the period covered by the financial projections (the "Financial Projections") prepared by the managements of CHI, CHF and Sunburst, each of CHF and Sunburst will have positive cash flow after paying their scheduled anticipated indebtedness; the realization of current assets in the ordinary course of business will be sufficient to pay recurring current debt, short-term debt, long-term debt service and other contractual obligations, including contingent liabilities, as such obligations mature, and the cash flow will be sufficient to provide cash necessary to repay CHF's and Sunburst's long-term indebtedness as such debt matures; and

        (5)   "Will not have unreasonably small capital with which to conduct
              ---------------------------------------------------------------
              its business" means that CHF and Sunburst will not lack sufficient
              -------------
              capital for the needs and anticipated

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American Appraisal Associates

Choice Hotels International, Inc.                             September 16, 1997


        needs for capital of the business, including contingent liabilities, as management of CHI has indicated its business is being conducted and as managements of CHF and Sunburst have indicated that their businesses are proposed to be conducted following the consummation of the Transaction.

In connection with our opinion of the fair value and the present fair saleable value of each of CHI, before consummation of, and giving effect to, the Transaction, and CHF and Sunburst, after consummation of, and giving effect to, the Transaction, we were provided historical and projected operating results. In addition to this information, we were provided other operating data and information, all of which has been accepted, without independent verification, as representing a fair statement of historical and a reasonable estimate of projected results of each of CHI, before consummation of, and giving effect to, the Transaction, and CHF and Sunburst, after consummation of, and giving effect to, the Transaction, in the opinion of the management of CHF and Sunburst. However, in the course of our investigation nothing has led us to believe that our acceptance and reliance on such operating data and information was unreasonable.

The determination of the fair value and present fair saleable value of CHI, before the consummation of the Transaction, and CHF and Sunburst after consummation of, and giving effect to, the Transaction was based on the generally accepted valuation principles used in the market and discounted cash flow approaches, described as follows:

        Market Approach - Based on correlation of: (a) current stock market prices of publicly held companies whose businesses are similar to that of CHF and Sunburst and premiums paid over market price by acquirers of total or controlling ownership in such businesses; and (b) acquisition prices paid for total ownership positions in businesses whose lines of business are similar to that of CHF's and Sunburst's.

        Discounted Cash Flow Approach - Based on the present value of CHF's and Sunburst's individual future debt-free operating cash flow as estimated by the management of CHI, CHF and Sunburst, and contained in the Financial Projections. The present value is determined by discounting the projected operating cash flow at a rate of return that reflects the financial and business risks of CHF and Sunburst individually.

In the course of our investigation of contingent liabilities, certain areas brought to our attention by managements of CHI, CHF and Sunburst included: (1) contracts and commitments; (2) the adequacy of the corporate insurance program;
(3) tax audit exposure; (4) employee benefits program; and (5) various lawsuits and claims filed and/or pending.

Provisions for the ongoing expenses related to contingent liabilities, deemed to be material by managements of CHI, CHF and Sunburst, are included in the projections of income and expenses presented in the financial projections except for certain potential cash outlays related to certain tax

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American Appraisal Associates

Choice Hotels International, Inc.                           September 16, 1997

audit matters which are not material to the solvency of CHF. We have taken these contingent liabilities into account in rendering our Opinion and have concluded that such liabilities do not require qualification of our Opinion. Our conclusion is based upon, among other things; (i) our review of various acquisition transactions, including highly leveraged transactions involving public corporations engaged in businesses similar to those of CHI, CHF and Sunburst; (ii) the opinion of managements of CHI, CHF and Sunburst that the issues concerning various lawsuits, claims and other identified contingent liabilities do not and are not reasonably likely to have a material adverse effect on the consolidated financial position; and (iii) our discussions with managements of CHI, CHF and Sunburst, their accountants, consultants and outside counsel concerning and our investigation of, the contingent liabilities identified to us.

We have assumed that the total identified liabilities of CHI, CHF and sunburst will be only those liabilities set forth in the Financial Projections and the Pro Forma Balance Sheets of CHF and Sunburst, and the identified contingent liabilities referred to herein, except for certain items assumed by management of CHI, CHF and CRE to be not material. In the course of our investigation, nothing came to our attention which caused us to believe such assumptions to be unreasonable. The Pro Forma Balance Sheets are the unaudited pro forma balance sheets as of October 15, 1997 adjusted to give effect to: (a) the Dividend, and
(b) the application of the proceeds of any related financing and restated by us to reflect the fair value and present fair saleable value of CHF and Sunburst. CHI's, CHF's and Sunburst's management have represented to us, and we have relied on the managements of CHI's, CHF's and Sunburst's representation that the Pro Forma Balance Sheets fairly reflect the effect of the Transaction on the financial condition of CHF and Sunburst, and the Financial Projection reasonably estimate the future financial condition and performance of CHF and Sunburst, after consummation of the Transaction. Nothing has come to our attention which would lead us to believe our reliance on such representation to be unreasonable.

In connection with our Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

        (i) Reviewed the Transaction documents and SEC reporting and/or filing documents, including Schedule 14A Final Proxy Statement for CHI and Chase term sheets for CHF and Sunburst;

        (ii) Reviewed the Financial Projections and inquired of managements of CHI, CHF and Sunburst, as to the foundation for any such projections and the basic assumptions made in the preparation of projections relating to the type of business, geographic markets, economic conditions, and capital facilities and working capital requirements;

        (iii) Reviewed audited and unaudited historical income statements of CHI and CHF, balance sheets and statements of sources and uses of funds of CHI and CHF as provided by management and its accountants;

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American Appraisal Associates

Choice Hotels International, Inc.                            September 16, 1997


        (iv) Visited CHI's headquarters and selected facilities to discuss historical and projected operating results and industry data, including the impact of future trends on the industry and CHF and Sunburst, as well as the effects of the Transaction;

        (v) Reviewed internal financial analyses and other internally generated data for CHI and CHF;

        (vi) Inquired of managements of CHI, CHF and Sunburst and their respective financial advisors as to estimated levels of cash and working capital required by CHF and Sunburst;

        (vii) Reviewed certain publicly available economic, financial and market information as it related to the business operations of CHI;

        (viii) Reviewed information regarding businesses similar to CHI and investigated the financial terms and post-transaction performance of recent acquisitions;

        (ix) Discussed all the foregoing information, where appropriate, with managements of CHI, CHF and Sunburst and their respective employees, agents, accountants and financial advisors;

        (x) Met with members of the senior management of CHI, CHF and Sunburst to discuss the business, properties, past history, results of operations and prospects of CHI, CHF and Sunburst, including discussions of the competitive environment in which CHF and Sunburst will operate;

        (xi) Held discussions with representatives of CHI's independent accounting firm and counsel to discuss certain matters; and

        (xii) Conducted such other studies, analyses and investigations as we deem relevant or necessary for purposes of the Opinion.

Although we have not independently verified the accuracy and completeness of the financial projections and forecasts, or any of the assumptions, estimates, or judgments referred to therein, or the basis therefor, and although no assurances can be given that such financial projections and forecasts can be realized or that actual results will not vary materially from those projected, nothing has come to our attention during the course of our engagement which has led us to believe that any

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American Appraisal Associates


Choice Hotels International, Inc.                            September 16, 1997


information reviewed by us or presented to us in connection with our rendering of the Opinion is unreasonable in any material respect or that it was unreasonable for us to utilize and rely upon the financial projections or forecasts, financial statements, assumptions, estimates, and judgments or statements, as the case may be, of the managements of CHI, CHF and Sunburst and their outside counsel, accountants and financial advisors, as well as industry and economic information referred to hereinabove.

Our Opinion is subject to the following assumptions:

        (i) Under the terms and conditions of the various financing documents, operating cash flow may be used to satisfy indebtedness of CHF and Sunburst as it matures (subject to the restrictions contained in the financing documents) or indebtedness of CHF and Sunburst may be refinanced, including the Franchising Loan and Sunburst Revolver, in conformity with common business practice to the extent consistent with covenants in the various financing documents;

        (ii) Material changes in the industry or in financial market conditions which might affect CHF and Sunburst from and after the Transaction, and which are not reasonably foreseeable, are not taken into account; and

Based upon the foregoing and such other matters as we consider relevant and subject to the foregoing qualifications, it is our Opinion as of the date hereof that:

        (a) The fair value of the aggregate assets of CHI, before consummation of the Transaction and of CHF and Sunburst, after consummation of the Transaction, will exceed their respective total liabilities (including, without limitation, subordinated, unmatured, unliquidated, disputed and contingent liabilities);

        (b) The present fair saleable value of the aggregate assets of CHI, before consummation of the Transaction, and of CHF and Sunburst, after consummation of the Transaction, will be greater than their respective probable liabilities on their debts as such debts become absolute and matured;

        (c) CHF and Sunburst, after consummation of the Transaction, will be able to pay their respective debts and other liabilities, including contingent liabilities and other commitments, as they mature; and

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American Appraisal Associates

Choice Hotels International, Inc.                             September 16, 1997


        (d) CHF and Sunburst, after consummation of the Transaction, will not have unreasonably small capital for the business in which they are engaged, as managements of CHI and CHF have indicated such businesses are now conducted and as managements of CHF and Sunburst have indicated that their businesses are proposed to be conducted following the consummation of the Transaction.

        (e) The excess of the value of the aggregate assets of CHI, before consummation of the Transaction, over the total identified liabilities, including contingent liabilities, of CHI is equal to or exceeds the value of the distribution to stockholders plus the stated capital of CHI.

In connection herewith, we further advise you that we have reached our conclusion of fair market value and present fair saleable value in light of business and market conditions as they exist on the date hereof. While various judgments and estimates which we consider reasonable and appropriate under the circumstances were made by us in the determination of value, no assurance can be given by us that the sale price which might ultimately be realized in any actual transaction, if and when effected, will be the amount we believe to be the fair value or present fair saleable value.

This Opinion is solely for the use of the above mentioned addressees, their successors, assignees, transferees or participants, and is not to be quoted, or referred to, in whole or in part, in any written document other than in (i) a filing and disclosure of the Opinion with the Securities and Exchange Commission (the "SEC") and any state securities commission or blue sky authority, or other governmental authority or agency if such filing or disclosure is required pursuant to the rules and regulations thereof, or required by applicable law in the opinion of CHI's counsel; (ii) the disclosure of the Opinion upon the demand, order or request of any court, administrative or governmental agency or regulatory body (whether or not such demand, order or request has the force of law) or as may be required or appropriate in response to any summons, subpoena, or discovery requests; or (iii) the disclosure of the Opinion in connection with an informational or proxy statement to be distributed, to CHI's shareholder.

This letter is being delivered on the assumption that the Transaction will be completed and consummated as described above.

                                        Very truly yours,

                                        AMERICAN APPRAISAL ASSOCIATES, INC.

                                        By: /s/ Lee P. Hackett
                                            ---------------------------------
                                                Lee P. Hackett
                                                Executive Vice President